Exhibit 10.27

                              CONSULTING AGREEMENT

         Agreement made as of the 11th day of September, 1999, between Group Long Distance, Inc., a corporation organized under the laws of the State of Florida (the "Company"), and Torbay Management Services, Inc., a corporation organized under the laws of the State of Florida ("Torbay").

         WHEREAS, the Company desires to engage Torbay to provide consulting services, and Torbay desires to provide consulting services to the Company, but only on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Torbay hereby agree as follows:

1. The Company shall engage Torbay and Torbay shall serve the Company, for the period beginning September 11, 1999 and expiring on January 10, 2000 (the term of this Agreement).

2. During the term of this Agreement, Torbay shall be available to provide such consulting services as may be requested of it by the Company, it being expected that such services will require approximately eighty (80) hours of Torbay's time each month. It is anticipated that the services to be performed by Torbay during the term of this Agreement will consist of the following: answering inquiries from and assisting officers and employees of the Company concerning the Company's operations including, but not limited to, collating, accounting and tax information concerning the Company's operations, providing background information, as necessary on the Company's operations, preparing replies for officers and employees of the Company regarding administrative matters relating to inquiries, whether pending or which arise during the term of this Consulting Agreement, from regulatory authorities such as public service commissions, public utilities commissions, State Attorney General's offices and the Federal Communication Commission and attending meetings and providing other services normally associated with assisting in the management of the Company as may be requested by the Company from time to time. In providing consulting services under this Agreement, Torbay (and any of its officers, directors and employees) will not have the authority to bind the Company and may not hold itself out as a representative or agent of the Company. All of Torbay's consulting services shall be performed to the satisfaction of the Company.

(a) During the term of this Agreement, the Company shall pay Torbay a consulting fee of twenty four thousand dollars ($24,000.00) (the "Consulting Fee"), payable as follows: (payable in equal monthly installments of six thousand dollars ($6,000.00) over the term of this Agreement.)

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(b)      At the option of Company, this Consulting Agreement can be extended for two (2) additional months, at six thousand dollars ($6000.00) per month, by giving thirty (30) days written notice to Torbay prior to the expiration of the initial four (4) month term of this Consulting Agreement. In the event all of the securities or assets of the Company are sold or acquired or if legal proceedings or legal actions for the liquidation of the Company are initiated during the period of this Consulting Agreement, the Consulting Fee shall become due and payable as of the date of acquisition. In the event the date of acquisition is prior to the expiration of the initial four (4) month term of this Consulting Agreement, the term Consulting Fee shall include those payments due for the extended two (2) month period, as if Company had exercised its right to extend the term of this Consulting Agreement.

(c) In the event that Company is acquired during the term of this Consulting Agreement, then any payments by the acquirer, or any person or entity on the acquirer's behalf, paid to Peter J. Russo ("Russo"), or to any person or entity on Russo's behalf, then any Consulting Fee payments made or due to Torbay under this Consulting Agreement shall be offset against the funds paid to and due to Torbay under this Consulting Agreement. The Company's right of offset for sums paid to Torbay under this Consulting Agreement shall apply to any portion of funds due to Russo by the acquirer in excess of one hundred twenty thousand dollars ($120,000.00). As an example, in the event the acquirer is to pay Russo in excess of one hundred twenty thousand dollars ($120,000.00), Russo shall direct the acquirer to pay to the Company any amount in excess of one hundred twenty thousand dollars ($120,000.00) and up to the amount paid to Torbay under the terms of this Consulting Agreement. Torbay agrees to execute any documents necessary to facilitate the acquirer's payment of any such funds to the Company.

(d) Other than out-of-pocket expenses preapproved by Company, Torbay shall not be entitled to payment or reimbursement for any expense in connection with performance of the services under this Consulting Agreement. Company shall not be responsible to provide Torbay or any of its employees with reimbursement for automobile, medical or disability insurance benefits and shall not be responsible for the direct payment of any such benefits.

(e) During the term of this Consulting Agreement, Company shall provide Torbay with office space and support necessary to the performance of Torbay's consulting services, such office space and support services to be determined by Company.


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(f)      Torbay (and any of its officers, directors and employees) shall be an independent contractor, not an employee of the Company, in the performance of the consulting services under this Agreement, and, accordingly, shall be responsible for the payment of any and all taxes associated with the Consulting Fee.

(g) (g) All of Torbay's consulting services shall be performed by Russo. In the event Russo fails to perform such consulting services or if Russo dies during the term of this Agreement, then this Agreement shall terminate and the Company shall not be obligated to pay the Consulting Fee.

3. The parties acknowledge that Torbay, for the term of this Agreement, will be covered under the Company's Professional Indemnity Insurance policy and will not be covered under the Company's Directors and Officers Insurance policy.

4. Torbay (and any of its officers, directors and employees) shall not divulge or communicate to any person (except in performing the consulting services under this Agreement) or use for its own purposes trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or of any of its affiliates which is not generally known to the public and shall use its best efforts to prevent the publication or disclosure by any other person of any such secret, information, knowledge or dat All documents and objects made, compiled, received, held or used by Torbay while performing consulting services for the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by Torbay to the Company upon the termination of this Agreement or at any earlier time requested by the Company.

5. In the event of any dispute between the parties hereto arising out of or relating to this Agreement (except any dispute with respect to paragraph 5 hereof), such dispute shall be settled by arbitration in Fort Lauderdale, Florida, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, except that there shall be one arbitrator selected with respect to any such arbitration proceeding. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under paragraph 5, the Company shall not be required to arbitrate such dispute or claim but shall have the right to institute judicial proceedings either at law or in equity, in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.


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

6. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:


             If to the Company: Glenn Koach, Executive Vice President
                                Group Long Distance, Inc.
                                1451 West Cypress Creek Road
                                Suite 200
                                Fort Lauderdale, Florida 33309

with copy to:                   Thomas R. Tatum, Esq.
                                Brinkley, McNerney, Morgan, Solomon & Tatum, LLP
                                200 East Las Olas Boulevard
                                Suite 1800
                                Fort Lauderdale, Florida 33301

             If to Torbay:      Peter J. Russo
                                12685 Torbay Drive
                                Boca Raton, Florida 33428

1. This Agreement constitutes the entire agreement between the parties hereto with respect to Torbay's relationship with the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Torbay's consulting relationship with the Company.

2. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

3. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an affiliate) or by Torbay.

4. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to its choice of law principles).

5. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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6.       The obligations of Torbay set forth in paragraphs 5 and 6 represent independent covenants by which Torbay is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.


7. In the event of any dispute between the parties arising from this Separation Agreement, the prevailing party shall be entitled to its costs and reasonable attorney's fees, including all appellate levels.

8. IN WITNESS WHEREOF, the Company and Torbay have executed this Agreement as of the date first written above.

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            TORBAY                                            COMPANY



TORBAY MANAGEMENT SERVICES, INC.    GROUP LONG DISTANCE, INC.


By: /s/ Peter J. Russo                  By: /s/ Glenn S. Koach
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